As filed with the Securities and Exchange Commission on February 22, 2000
                                                      Registration No. 333-91817


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------


                          PRE-EFFECTIVE AMENDMENT NO. 4


                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                           COMMERCEFIRST BANCORP, INC.
                 (Name of small business issuer in its charter)


           Maryland                                6021                           52-2180744
 (State of other jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification
 incorporation or organization)         Classification Code Number)                  Number)


                                705 Melvin Avenue
                                    Suite 104
                            Annapolis, Maryland 21401
                                  410.280.6673
          (Address and telephone number of principal executive offices)

                        Richard J. Morgan, President and
                             Chief Executive Officer
                           CommerceFirst Bancorp, Inc.
                                705 Melvin Avenue
                                    Suite 104
                            Annapolis, Maryland 21401
                                  410.280.6673
   (Name, address, including zip code, and telephone number agent for service)

                                   Copies to:

      Noel M. Gruber, Esquire                   Stephen C. Hosea, Esquire
      David H. Baris, Esquire                    Garth E. Beall, Esquire
    Kennedy, Baris & Lundy, L.L.P           McNamee, Hosea, Jernigan & Kim, P.A.
   4701 Sangamore Road, Suite P-15               6411 Ivy Lane, Suite 200
      Bethesda, Maryland 20816                  Greenbelt, Maryland 20770

Approximate  date of  commencement  of proposed  sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. [ ] ____________
If this form is a  post-effective  amendment filed pursuant to Rule 462(c) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration  statement number of the earlier effective  registration  statement for the same offering. [ ] ______________
If this form is a  post-effective  amendment filed pursuant to Rule 462(d) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration  statement number of the earlier effective  registration  statement for the same offering. [ ] ______________
If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434, please check the following box. [ ]



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                                           CALCULATION OF REGISTRATION FEE

===========================================================================================================================
 Title of Shares to be     Amount to be      Proposed Maximum           Proposed Maximum         Amount of Registration Fee
      Registered            registered      Offering Price Per Unit  Aggregate Offering Price
===========================================================================================================================
Common stock                1,000,000            $10.00                   $10,000,000               $2,780.00(2)
Warrants                      150,000                --                            --                   --
Common stock issuable upon
     exercise of warrants     150,000            $10.00                   $ 1,500,000               $  396
===========================================================================================================================


(1) Registration fee calculated in accordance with Rules 457(a).

(2) Previously paid in connection with initial filing of registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   This Pre-Effective Amendment No. 4 is filed solely to file Exhibit 99(f).

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Articles of Incorporation of CommerceFirst provide that CommerceFirst may indemnify officers, directors, employees and agents of CommerceFirst to the fullest extent permitted by the Maryland law (the "Maryland law"). Pursuant to the Maryland law, CommerceFirst generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at CommerceFirst's request, against expenses (including attorneys' fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CommerceFirst, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In respect of suits by or in the right of CommerceFirst, the indemnification is generally limited to expenses (including attorneys' fees) and is not available in respect of any claim where such person is adjudged liable to CommerceFirst, unless the court determines that indemnification is appropriate. To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys' fees) is mandatory. CommerceFirst has the power to purchase and maintain insurance for such persons and indemnification. The indemnification provided by the Maryland law is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated expenses payable by CommerceFirst in connection with the Offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

                  SEC registration fee                                              $       3,837
                  Blue Sky qualification fees and expenses                                 12,500
                  Printing, engraving & Edgar expenses                                     15,000
                  Registered Broker Dealer Fees                                            15,000
                  Legal fees and expenses                                                  50,000
                  Accounting fees and expenses                                             10,000
                  Other                                                                     3,663
                                                                                      -----------
                           Total                                                      $   110,000
                                                                                      ===========

Item 26.  Recent Sales of Unregistered Securities.

         Between July 14, 1999 and October 18, 1999, CommerceFirst issued an aggregate of 325 shares of common stock to organizers of CommerceFirst and CommerceFirst Bank at a price of $1,000 per share in private placement transactions exempted pursuant to Section 4(2) of the Securities Act of 1933, pursuant to the terms of Organizer Agreements between CommerceFirst and the organizers.

Item 27.  Exhibits.

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
         Number            Description
         ------            -----------
         3(a)              Articles of Incorporation of CommerceFirst, as amended (1)

         3(b)              Bylaws of CommerceFirst(1)

         4 Refer to Articles III through V and Articles IX through XI of the Articles of Incorporation (included as Exhibit 3(a) previously filed) and Article II of the Bylaws (included as Exhibit 3(b) previously filed)
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


         Number            Description
         ------            -----------

         5                 Opinion of Kennedy, Baris & Lundy, L.L.P.

         10(a)             Chairman  Employment  Agreement  dated July 14, 1999 between  Milton D.  Jernigan,  II and  CommerceFirst
                           Bancorp, Inc. (1)

         10(b)             President Employment Agreement dated August 2, 1999 between Richard J. Morgan and CommerceFirst Bancorp,
                           Inc. (1)

         10(c)             Executive Vice President Employment Agreement dated July 14, 1999 between Lamont Thomas and CommerceFirst
                           Bancorp, Inc. (1)

         23(a)             Consent of Trice & Geary, L.L.C., Independent Auditors

         23(b)             Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

         99(a)             Form of Subscription Agreement(1)

         99(b)             Amended and Restated Organizers Agreement (1)

         99(c)             Form of Escrow Agreement(1)

         99(d)             Warrant Plan

         99(e)             Letter of Intent for 1804 West Street

         99(f)             Cover Letters and brochure to prospective investors.

         99(g)             Lease Agreement for 1804 West Street
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--------------------------
(1) Previously  filed and  incorporated  by reference to the exhibit of the same number in the original  filing of the Company's  registration  statement on Form
SB-2 (No. 333-91817)

Item 28.  Undertakings.  The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
and (iii) include any additional or changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

                                      II-2



Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on February 22, 2000.

                                           COMMERCEFIRST BANCORP, INC.

                                           By:  /s/ Richard J. Morgan
                                                --------------------------------
                                                Richard J. Morgan, President and
                                                Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

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       SIGNATURE                                            TITLE                                   DATE

                                                   Director                                               , 2000
---------------------------------------------                                                   ---------
Edward B. Howlin, Jr.



 /s/ Milton D. Jernigan II                         Chairman of the Board of Directors          February 22, 2000
---------------------------------------------
Milton D. Jernigan II



                                                   Vice Chairman of the Board of Directors,              , 2000
---------------------------------------------                                                   ---------
Alvin R. Maier                                     Secretary and Treasurer



 /s/ Richard J. Morgan                             Director, President - Chief Executive        February 22, 2000
---------------------------------------------
Richard J. Morgan                                  Officer
                                                   (Principal Executive Officer)


 /s/ Lamont Thomas                                 Director, Executive Vice President-         February 22, 2000
---------------------------------------------
Lamont Thomas                                      Chief Operating Officer
                                                   (Principal Financial and Accounting Officer)


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